Exhibit 99.3

EMPLOYEE FAQ: DEFINITIVE AGREEMENT WITH AMERICAN SECURITIES

AMERICAN SECURITIES

•      Who is American Securities?

•      American Securities (AS) is a leading US private equity firm with 23 years of experience. AS and its affiliates have $15 billion of committed capital and it has partnered with 56 companies with operations across the globe since its inception in 1994.

•      AS is located in New York and their investment philosophy is to dedicate the time, energy and resource to help every company achieve its full potential.

•      AS invests in market-leading companies in attractive and growing industries, and works with senior management teams to invest in the company to achieve strategic goals.

•      Why is AS interested in Air Methods? Are they interested in both parts of our business?

•      AS has made it clear to us they support our long-term vision and believe that we can grow both the air medical and tourism businesses beyond where they are today.

•      Does AS have any background in our industry?

•      AS and its affiliates have $15 billion of committed capital and it has partnered with 56 companies with operations across the globe since its inception in 1994. It is a versatile firm with a very successful and diverse portfolio.

•      Why are we selling Air Methods?

•      AS approached us with an offer that our Board of Directors determined - after a thorough review of the proposal and other strategic alternatives - would be in the best interest of all of our shareholders.

•      Together with AS, we will have greater resources and operational flexibility to execute on our growth plans for both businesses and to continue to provide high quality services to our patients, customers and partners.

•      What are the advantages of going from being a publicly traded company to a private company?

•      We believe being privately owned by AS:

•      Deliver significant benefits to all of our shareholders by allowing us to focus on and invest in serving air medical patients and air tourism customers, while eliminating the focus on Wall Street analyst targets

•      When will we be able to hear directly from AS on their plans for the company?

•      Until the transaction closes, which is expected to occur by the end of the second calendar quarter of 2017, we will continue to run as an independent public company.

•      While we do not yet have a timeline for employee communications from AS, we are committed to keeping you informed as the process progresses.

THE TRANSACTION

•      What are the specifics of the transaction?

•      An affiliate of AS will acquire all outstanding shares of Air Methods for $43.00 per share.

•      This represents a 20.4% premium to Air Methods’ stock price of $35.70 on January 31, 2017 prior to press speculation regarding a sale, and a 24.7% premium to 30-day volume-weighted average price of $34.49 as of the same date.

•      The transaction, which was unanimously approved by Air Methods’ Board of Directors, has a total enterprise value of approximately $2.5 billion, including net debt.

•      What is a “Definitive Agreement?”

•      A Definitive Agreement (DA) is a document that spells out the terms of a transaction, including the price, various conditions that need to be met before closing, and other matters.

•      Does the Air Methods’ Board of Directors support this transaction?

•      The transaction was unanimously approved by the Air Methods’ Board of Directors.  Furthermore, the Air Methods’ Board of Directors unanimously recommends that Air Methods shareholders tender their shares in the offer.

•      What approvals are required to complete the transaction?

•      Closing of the transaction is conditioned on more than 50% of the Air Methods’ outstanding common shares being tendered in the offer as well as other customary closing conditions, including the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

•      When will the transaction close?

•      We currently anticipate that the transaction will close by the end of the second calendar quarter of 2017.

•      What will happen between now and transaction close?

•      There is still a significant amount of legal, financial, and business work that needs to be done before close.  This will involve only a small number of people in the company.

•      Until the transaction closes we will be in communication with AS, but it will not direct or manage the company in any way. Air Methods will operate as an independent public company until the transaction closes.

•      How will the transaction affect shares of Air Methods stock that are held in Employee 401(k) Plans?

•      Any shares of AMC stock that you hold in a 401(k) Plan will be entitled to participate in the transaction in the same manner as any shares of AMC stock that you hold in a bank or brokerage account. Following the launch by an affiliate of AS of its tender offer to acquire all outstanding shares of AMC stock, you will receive detailed instructions from the trustee of the applicable 401(k) plan that will provide you with the steps that you will need to take to tender your shares.

AFTER THE TRANSACTION CLOSES

•      What will Air Methods look like when the transaction closes? What will change?

•      We currently anticipate that Air Methods’ day-to-day operations will not change substantially.  However, there will be changes driven by being a private instead of a public company, such as no longer needing to do public quarterly financial filings.

•      What will be the impact on jobs at Air Methods?

•      We are currently not anticipating any significant changes to day-to-day operations or employment.

•      We are committed to keeping you updated after the transaction has closed.

•      Will employee compensation and benefits change (compensation, medical benefits, retirement plan, etc.)?

•      For a period of one year after closing, AS has agreed to provide each employee who continues with Air Methods a base salary and wage rate that is not less than that provided to such employee immediately prior to the closing, incentive pay opportunities, including bonus and commission opportunities, but not including equity and equity-based awards, that are no less favorable than those provided to such employee immediately prior to the closing, and other compensation employee benefits (excluding equity and equity-based awards) that are no less favorable in the aggregate, determined on an individual basis, than those provided immediately prior to the closing.

•      Can employees still trade Air Methods shares?

•      Until the transaction closes, the same restrictions apply to trading Air Methods shares. Air Methods’ insider trading policies, requirements, and guidelines remain in effect.

•      Where can I get additional information?

•      As we are early in the process, there are many questions that we cannot answer yet, but we will commit to telling you as much as we can, as fast as we can.

•      More details regarding the transaction will be included in the tender offer documents that Air Methods and affiliates of AS intend to file with the SEC no later than March 28, 2017.

Forward Looking Statements

This communication contains forward-looking information relating to Air Methods and the proposed transaction that involves substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Forward-looking statements in this document include, among other things, statements about the potential benefits of the proposed acquisition; American Securities’ plans, objectives, expectations and intentions; the financial condition, results of operations and business of Air Methods; industry, business strategy, goals and expectations concerning Air Methods’ market position, future operations, future performance and profitability; and the anticipated timing of closing of the acquisition. Risks and uncertainties include, among other things, risks related to the satisfaction of the conditions to closing of the acquisition (including the failure to obtain necessary regulatory approvals) in the anticipated timeframe or at all, including uncertainties as to how many Company’s stockholders will tender their shares in the tender offer and the possibility that the acquisition does not close; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including in circumstances which would require Air Methods to pay a termination fee or other expenses; risks regarding the failure to obtain the necessary financing to complete the proposed acquisition; risks related to the debt financing arrangements entered into in connection with the proposed acquisition; risks related to the potential impact of the announcement or consummation of the proposed transaction on Air Methods’ important relationships, including with employees, suppliers and customers; disruption from the transaction making it more difficult to maintain business and operational relationships; negative effects of this announcement or the consummation of the proposed acquisition on the market price of Air Methods’ common stock and on Air Methods’ operating results; significant transaction costs; the risk of litigation and/or regulatory actions related to the proposed acquisition; the possibility that competing offers will be made; and risks related to the ability to realize the anticipated benefits of the acquisition, including the possibility that the expected benefits from the proposed acquisition will not be realized or will not be realized within the expected time period. Other factors that may cause actual results to differ materially include those that will be set forth in the Tender Offer Statement on Schedule TO and other tender offer documents that will be filed by ASP AMC Intermediate Holdings, Inc. (“Parent”) and ASP AMC Merger Sub, Inc.(“Merger Sub”), each of which are affiliates of American Securities. Many of these factors are beyond Company’s control. A further description of risks and uncertainties relating to Air Methods can be found in its Annual Reports on Form 10-K for the fiscal year ended December 31, 2016 and in their subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the Securities and Exchange Commission (“SEC”) and available at www.sec.gov. Unless otherwise required by applicable law, Air Methods disclaims any intention or obligation to update forward-looking statements contained in this document as the result of new information or future events or developments.

Additional Information and Where to Find It

The tender offer referred to in this communication has not yet commenced. This document is provided for informational purposes only and does not constitute an offer to purchase or the solicitation of an offer to sell any securities. At the time the tender offer is commenced, Parent and Merger Sub intend to file with the SEC a Tender Offer Statement on Schedule TO containing an offer to purchase, a form of letter of transmittal and other documents relating to the tender offer, and Air Methods intends to file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Parent, Merger Sub and Air Methods intend to mail these documents to Air Methods’ stockholders. Company stockholders are advised to read the Schedule TO (including the offer to purchase, the related letter of transmittal and the other offer documents) and the Schedule 14D-9, as each may be amended or supplemented from time to time, and any other relevant documents filed with the SEC when they become available, before making any decision with respect to the tender offer because these documents will contain important information about the proposed transaction and the parties thereto. Company stockholders and investors may obtain free copies of the Schedule TO and Schedule 14D-9, as each may be amended or supplemented from time to time, and other documents filed by the parties (when available) at the SEC’s website at www.sec.gov.